EXHIBIT 10.1

ACCO BRANDS CORPORATION

AMENDED AND RESTATED 2005 INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is made and entered into this and effective February 24, 2011 (the “Grant Date”) by and between ACCO Brands Corporation, a Delaware corporation (collectively with all Subsidiaries, the “Company”) and Robert J. Keller (“Grantee”).

WHEREAS, Grantee is a Key Employee of the Company and in compensation for Grantee’s services and Grantee’s agreement to certain employment and post-employment covenants, the Board deems it advisable to grant to Grantee an Award of Restricted Stock Units representing shares of the Company’s Common Stock, pursuant to the Amended and Restated ACCO Brands Corporation 2005 Incentive Plan (“Plan”), which may become vested and nonforfeitable upon Grantee’s continuous service, as set forth herein.

NOW THEREFORE, subject to the terms and conditions set forth herein:

1.  Plan Governs; Capitalized Terms.  This Agreement is made pursuant to the Plan, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

2.  Award of Restricted Stock Units.  The Company hereby grants to Grantee on the Grant Date an Award of 500,000 Restricted Stock Units. Each Restricted Stock Unit constitutes an unfunded and unsecured promise of the Company to deliver (or cause to be delivered) to Grantee, subject to the terms and conditions of this Agreement, one (1) share of Common Stock. Each Restricted Stock Unit shall vest in accordance with Section 3 and shall be payable to Grantee in accordance with Section 4, below. The Company shall hold the Restricted Stock Units in book-entry form. The Grantee shall have no direct or secured claim in any specific assets of the Company or the shares of Common Stock that may become issuable to Grantee under Section 4, and shall have the status of a general unsecured creditor of the Company. THIS AWARD IS CONDITIONED ON GRANTEE SIGNING THIS AGREEMENT AND RETURNING IT TO THE COMPANY BY FEBRUARY 24, 2011, AND IS SUBJECT TO ALL TERMS, CONDITIONS AND PROVISIONS OF THE PLAN AND THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CERTAIN COVENANTS SET FORTH ON ATTACHMENT A HERETO THAT APPLY DURING, AND FOLLOWING A TERMINATION OF, GRANTEE’S EMPLOYMENT FOR ANY REASON.  FOR PURPOSES OF ATTACHMENT A, GRANTEE’S SECTION 4.1 RESTRICTION SHALL BE FOR 24 MONTHS AND GRANTEE’S SECTION 4.2 RESTRICTION SHALL BE FOR 18 MONTHS, EXCEPT AS GRANTEE AND THE

CHIEF EXECUTIVE OFFICER (AND SHOULD THE CHIEF EXECUTIVE OFFICER BE THE GRANTEE, THE COMPENSATION COMMITTEE OF THE BOARD) MAY OTHERWISE AGREE IN WRITING.

3.   Vesting.

(a)  Generally.  Subject to the acceleration of the vesting of the Restricted Stock Units pursuant to Sections 3(b) and 3(d) below, the Restricted Stock Units shall vest and become nonforfeitable  on January 2, 2015  (“Vesting Date”), provided that Grantee has been continuously employed by the Company through such date.

(b)  Death; Disability.  Upon the death of Grantee while employed by the Company or the Grantee’s  separation from service  from the Company and all members of the Company controlled group within the meaning of Treasury Regulation Sections 1.409A-1(g) and (h) (“Separation from Service”) due to his Disability prior to the Vesting Date, the unvested Restricted Stock Units shall immediately fully vest and become nonforfeitable.

(c)  Other Separations from Service.  Unless the Committee shall otherwise determine, upon Grantee’s Separation from Service for any reason, other than due to Grantee’s death or Disability, prior to the Vesting Date, the unvested Restricted Stock Units shall be immediately forfeited.  Any forfeited Restricted Stock Units shall be automatically cancelled and shall terminate.

(d)  Change in Control.  Unvested Restricted Stock Units shall immediately fully vest and become nonforfeitable upon the occurrence of a Change in Control while Grantee is employed by the Company.

(e)  Payment on Vesting.  Upon vesting, Restricted Stock Units shall be paid to Grantee as provided at Section 4 hereof.

4.   Delivery of Shares.

(a)  Issuance of Shares.  Subject to Section 8(j)(ii), on a date determined by the Committee occurring within 60 days following the date on which Restricted Stock Units become vested and nonforfeitable pursuant to Section 3, the Company (or its successor) shall cause its transfer agent for Common Stock to register shares in book-entry form in the name of Grantee (or, in the discretion of the Committee, issue to Grantee a stock certificate) representing a number of shares of Common Stock equal to the number of Restricted Stock Units then vested; provided, to the extent that, on December 31, 2011 (or, if earlier, the 60th day following the date on which the Restricted Stock Units vest under Section 3), there shall be a fewer number of shares of Common Stock authorized for issuance to Grantee under the Plan than are represented by the number of Restricted Stock Units granted pursuant to this Award, then such number of Restricted Stock Units as exceeds such number of authorized shares that become vested and nonforfeitable shall not be payable in shares of Common Stock (or certificates representing such shares) and shall be settled in cash in an amount per Restricted Stock

Unit equal to the Fair Market Value of a share of Common Stock on the date that the Restricted Stock Units vest and become nonforfeitable.

Provided further, in the event that the occurrence of a Change in Control is not a change in the ownership or effective control of the Company or of a substantial portion of the assets of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5), such issuance of shares (or settlement in cash, as applies) shall be postponed until the earliest to occur of (1) such a change in the ownership or effective control of the Company or of a substantial portion of the assets of the Company, (2) Grantee’s death or Separation from Service (subject to Section 8(j)(ii)) or (3) the Vesting Date.

(b)  Withholding Taxes.  At the time shares of Common Stock are issued to Grantee, or any earlier such time in which income or employment taxes may become due and payable, the Company shall satisfy the minimum statutory Federal, state and local withholding tax obligation (including the FICA and Medicare tax obligation) required by law with respect to the distribution of shares (or other taxable event) by withholding from shares issuable to Grantee hereunder having an aggregate Fair Market Value equal to the amount of such required withholding.

5.   No Transfer or Assignment of Restricted Stock Units; Restrictions on Sale.  Except as otherwise provided in this Agreement, the Restricted Stock Units and the rights and privileges conferred thereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process until the shares of Common Stock represented by the Restricted Stock Units are delivered to Grantee or his designated representative. Grantee shall not sell any shares of Common Stock, after issuance pursuant to Section 4, at any time when applicable laws or Company policies prohibit a sale. This restriction shall apply as long as Grantee is an employee of the Company or an Affiliate (as defined in Attachment A).

6.   Legality of Initial Issuance.  No shares of Common Stock shall be issued unless and until the Company has determined that (a) any applicable listing requirement of any stock exchange or other securities market on which the Common Stock is listed has been satisfied; and (b) all other applicable provisions of state or federal law have been satisfied.

7.   Grantee Covenants.  In consideration of this Award, Grantee agrees to the covenants, Company remedies for a breach thereof, and other provisions set forth in Attachment A, attached hereto, incorporated into, and being a part of this Agreement.

8.   Miscellaneous Provisions.

(a)  Rights as a Stockholder.  Neither Grantee nor Grantee’s representative shall have any rights as a stockholder with respect to any shares underlying the Restricted Stock Units until the date that the Company is obligated to deliver such shares of Common Stock to Grantee or Grantee’s representative.

(b)  Dividend Equivalents.  As of each dividend date with respect to shares of Common Stock, an unvested dividend equivalent shall be awarded to Grantee in the dollar amount equal to the amount of the dividend that would have been paid on the number of shares of Common Stock equal to the number of Restricted Stock Units held by Grantee as of the close of business on the record date for such dividend. Such dividend equivalent amount shall be converted into a number of Restricted Stock Units equal to the number of whole and fractional shares of Common Stock that could have been purchased at the closing price on the dividend payment date with such dollar amount. In the case of any dividend declared on shares of Common Stock which is payable in shares of Common Stock, Grantee shall be awarded an unvested dividend equivalent of an additional number of Restricted Stock Units equal to the product of (x) the number of his Restricted Stock Units then held on the related dividend record date multiplied by the (y) the number of shares of Common Stock (including any fraction thereof) distributable as a dividend on a share of Common Stock. All such dividend equivalents credited to Grantee shall be added to and in all respects thereafter be treated as additional Restricted Stock Units to which such dividend equivalents relate hereunder.

(c)  No Retention Rights.  Nothing in this Agreement shall confer upon Grantee any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or of Grantee, which rights are hereby expressly reserved by each, to terminate his employment or service at any time and for any reason, with or without cause.

(d)  Inconsistency.  To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control.

(e)  Notices.  Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company at its principal executive office and to Grantee at the address that he most recently provided to the Company.

(f)  Entire Agreement; Amendment; Waiver.  This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof; provided, if Grantee is bound by any restrictive covenant contained in a previously-executed agreement with the Company or an Affiliate, such restrictions shall be read together with Attachment A of this Agreement to provide the Company and its Affiliates with the greatest amount of protection, and to impose on Grantee the greatest amount of restriction, allowed by law. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.

(g)  Choice of Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, as such laws are applied to contracts entered into and performed in such State, without giving effect to the choice of law provisions thereof.  The Company and Grantee stipulate and consent to personal jurisdiction and proper venue in the state or federal courts of Cook County, Illinois and waive each such party’s right to objection to an Illinois court’s jurisdiction and venue.   Grantee and the Company hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.

(h)  Successors.

(i)  This Agreement is personal to Grantee and, except as otherwise provided in Section 5 above, shall not be assignable by Grantee otherwise than by will or the laws of descent and distribution, without the written consent of the Company. This Agreement shall inure to the benefit of and be enforceable by Grantee’s legal representatives.

(ii)  This Agreement shall inure to the benefit of and be binding upon Company and its successors.

(i)  Severability.  If any provision of this Agreement for any reason should be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.

(j)  Section 409A.

(i)  Anything herein to the contrary notwithstanding, this Award Agreement shall be interpreted so as to comply with or satisfy an exemption from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Section 409A”).  The Committee may in good faith make the minimum of modifications to this Agreement as it may deem appropriate to comply with Section 409A while to the maximum extent reasonably possible maintaining the original intent and economic benefit to Grantee and the Company of the applicable provision.

(ii)  To the extent required by Section 409A(a)(2)(B)(i), payment of Restricted Stock Units to Grantee, who is a “specified employee” that is due upon Grantee’s Separation from Service shall be delayed and paid in a lump sum within seven (7) days (and the Company shall have sole discretion to determine the taxable year in which it is paid) after the earlier of the date that is six (6) months after the date of such Separation from Service or the date of Grantee’s death after such Separation from Service.  For purposes hereof, whether Grantee is a “specified employee” shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date (as such terms are used under such regulation).

(k)  Headings; Interpretation. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.

(l)  Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

ACCO BRANDS CORPORATION

By:	/s/Robert H. Jenkins
Robert H. Jenkins
Presiding Independent Director

By:	/s/Steven Rubin
Steven Rubin
Senior Vice President, Secretary and General Counsel

/s/Robert J. Keller
Robert J. Keller

ATTACHMENT A

Grantee Covenants

SECTION 1        Position of Special Trust and Confidence.

1.1  The Company is placing Grantee in a special position of trust and confidence.  As a result of this Agreement and Grantee’s position with the Company, Grantee will receive Confidential Information (defined below) related to his position, authorization to communicate and develop goodwill with Company customers, and/or specialized training related to the Company’s business.  Grantee agrees to use these advantages of employment to further the business of the Company and not to knowingly cause harm to the business of the Company.  The Company’s agreement to provide Grantee with these benefits, and the Award hereunder, gives rise to an interest in reasonable restrictions on Grantee’s competitive and post-employment conduct.

1.2  Grantee shall dedicate his full working time and efforts to the business of the Company and, except with the prior approval of the Board in its sole discretion, shall not undertake or prepare to undertake any conflicting business activities while employed with the Company.  These duties supplement and do not replace or diminish the common law duties Grantee would ordinarily have to the Company as the employer.

SECTION 2        Consideration.  In exchange for Grantee’s promises and obligations herein, the Company is granting Grantee the Award hereunder. The Company also agrees to provide Grantee with portions of its Confidential Information, authorization to communicate and develop goodwill with the Company customers, and/or specialized training related to the Company’s business.  Grantee understands and agrees that the foregoing promises and benefits have material value and benefit to the Company, above and beyond any continuation of Company employment, and that Grantee would not be entitled to such consideration unless he signs and agrees to be bound by this Attachment A.  The Company agrees to provide Grantee the consideration described in this SECTION 2 only in exchange for his compliance with all the terms of this Attachment A.

SECTION 3        Confidentiality and Business Interests.

3.1  Grantee agrees to keep secret and confidential and neither use nor disclose, by any means, either during or after a termination of his employment for any reason, any Confidential Information except as provided below or required in his employment with, or authorized in writing by, the Company.  Grantee agrees to keep confidential and not disclose or use, either during or after a termination of his employment for any reason, any confidential information or trade secrets of others which Grantee receives during the course of his employment with the Company for so long as and to the same extent as the Company is obligated to retain such information or trade secrets in confidence.

3.2  The obligations under this SECTION 3 shall not apply to Confidential Information to the extent that it:  (a) is or becomes publicly known by means other than

Grantee’s failure to perform his obligations under this Attachment A; (b) was known to Grantee prior to disclosure to Grantee by or on behalf of the Company and Grantee; or (c) is received by Grantee in good faith from a third party (not an Affiliate) which has no obligation of confidentiality to the Company with respect thereto.  Notwithstanding anything contained herein to the contrary, Confidential Information shall not lose its protected status under this Attachment A if it becomes generally known to the public or to other persons through improper means.  The Company’s confidential exchange of Confidential Information with a third party for business purposes shall not remove it from protection under this Attachment A.

3.3  If disclosure of Confidential Information is compelled by law, Grantee shall give the Company as much written notice as possible under the circumstances, shall refrain from use or disclosure for as long as the law allows, and shall cooperate with the Company to protect such information, including taking every reasonable step necessary to protect against unnecessary disclosure.

3.4  Grantee agrees not to disclose to the Company nor to utilize in Grantee’s work for the Company any confidential information or trade secrets of others known to Grantee and obtained prior to Grantee’s employment by the Company (including prior employers).

3.5  Grantee shall deliver to the Company promptly upon the end of Grantee’s employment all written and other materials which constitute or contain Confidential Information or which are the property of the Company (regardless of media), and shall not remove, erase, destroy, impede the Company’s access to, or take any such written and other materials.  Grantee shall preserve records on the Company customers, prospects, vendors, suppliers, and other business relationships, and shall not knowingly use these records to harm the Company’s business interests.  Upon termination of Grantee’s employment, Grantee shall return all such records, and any copies (tangible and intangible) to the Company.  The Company is only authorizing Grantee to access and use the Company’s computers, email, or related computer systems to pursue matters that are consistent with the Company’s business interests.  Access or use of such systems to pursue personal business interests apart from the Company, to compete or to prepare to compete, or to otherwise knowingly undermine the Company’s interests (such as, by way of example, removing, erasing, impeding the Company’s access to, or destroying its records or programs) is strictly prohibited and outside the scope of Grantee’s authorized use of the Company’s systems.

SECTION 4        Non-Interference Covenants. Grantee agrees that the following covenants are (a) ancillary to the other enforceable agreements contained in this Attachment A, and (b) reasonable and necessary to protect the Company’s legitimate business interests.

4.1  Restriction on Interfering with Employee Relationships.  Grantee agrees that for the period of time, set forth as the “SECTION 4.1 Restriction” in Section 2 of the Agreement, following the end of his employment with the Company for any reason, Grantee shall not interfere with the Company’s business relationship with any Company employee, by soliciting or communicating with such an employee to induce or encourage him to leave the Company’s employ (regardless of who initiates the communication), by helping another person or entity evaluate a Company employee as an employment candidate, or by otherwise helping any person or entity hire an employee away from the Company.

4.2  Restriction on Competing or Interfering with Customer Relationships. Grantee agrees that for the period of time, set forth as the “SECTION 4.2 Restriction” in Section 2 of the Agreement, following the end of his employment with the Company for any reason:

(a)  Grantee shall not, in any state in the United States and any country in the world outside of the United States in which Company conducts business on the date of Grantee’s Separation from Service, invest in, counsel, advise, consult or be otherwise engaged or employed by any entity or enterprise (including, but not limited to, any subsidiaries, related parties, affiliates or successors thereto) which is engaged in Competing Activities; and

(b)  Grantee shall not interfere with the Company’s business relationships with a Covered Customer, by soliciting or communicating (regardless of who initiates the communication) with a Covered Customer to induce or encourage the Covered Customer to:  (i) stop or reduce doing business with the Company, or (ii) to buy a Conflicting Product or Service.

4.3  Notice and Survival of Restrictions.

(a)  Before accepting new employment, Grantee shall advise every future employer of the restrictions in this Attachment A.  Grantee agrees that the Company may advise a future employer or prospective employer of this Attachment A and its position on the potential application of this Attachment A.

(b)  This Attachment A’s post-employment obligations shall survive the termination of Grantee’s employment with the Company for any reason.  If Grantee violates one of the post-employment restrictions in this Attachment A on which there is a specific time limitation, the time period for that restriction shall be extended by one day for each day Grantee violates it, up to a maximum extension equal to the length of time prescribed for the restriction, so as to give the Company the full benefit of the bargained-for length of forbearance.

(c)  It is the intention of the Parties that, if any court construes any provision or clause of this Attachment A, or any portion thereof, to be illegal, void or unenforceable, because of the duration of such provision, the scope or the subject matter covered thereby, such court shall reduce the duration, scope, or subject matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(d)  If Grantee becomes employed with an Affiliate without entering into a new nondisclosure, nonsolicitation or noncompetition agreement that is substantially the same as this Attachment A, the Affiliate shall be regarded as the

Company for all purposes under this Attachment A, and shall be entitled to the same protections and enforcement rights as the Company.

4.4  California Modification (California Residents Only).  To the extent that Grantee is a resident of California and subject to its laws: (a)  the restriction in SECTION 4.2(a) shall not apply; (b) the restriction in SECTION 4.2(b) shall be limited so that it only applies where Grantee is aided by the use or disclosure of Confidential Information; (c) the restriction in SECTION 4.1 is deemed rewritten to provide as follows:  For a period of two (2) years immediately following the termination of Grantee’s employment with the Company for any reason, Grantee shall not, either directly or indirectly, solicit any of the Company’s employees, with whom Grantee worked at any time during his employment with the Company, to leave their employment with the Company or to alter their relationship with the Company to the Company’s detriment; and (d) the jury trial waiver in Section 7(e) of the Agreement shall not apply.

SECTION 5          Definitions.  For purposes of the Agreement, the following terms shall have the meanings assigned to them below:

5.1  “Affiliate” means the Company’s successors in interest, affiliates (as defined in Rule 12b-2 under Section 12 of the Securities and Exchange Act), subsidiaries, parents, purchasers, and assignees (collectively “Affiliates”).

5.2  “Competing Activities” are the business of selling or manufacturing office equipment and/or office products that are comparable in use and function to the office equipment and office products manufactured or sold by the Company during the two (2) year period preceding Grantee’s date of Separation from Service.  Competing Activities are understood to exclude: (i) activities on behalf of an independently operated subsidiary, division, or unit of a diversified corporation or similar business that has common ownership with a competitor so long as the independently operated business unit does not involve a Conflicting Product or Service; and (ii) a passive and non-controlling ownership interest in a competitor through ownership of less than 2% of the stock in a publicly traded company.

5.3  “Confidential Information” includes but is not limited to any technical or business information, know-how or trade secrets, patentable or not, in any form, including but not limited to data; diagrams; business, marketing or sales plans; notes; drawings; models; prototypes; specifications; manuals; memoranda; reports; customer or vendor information; pricing or cost information; and computer programs, which are furnished to Grantee by the Company or which Grantee procures or prepares, alone or with others, in the course of his employment with the Company.

5.4  “Conflicting Product or Service” is a product or service that is the same or similar in function or purpose to a Company product or service, such that it would replace or compete with:  (a) a product or service the Company provides to its customers; or (b) a product or service that is under development or planning by the Company but not yet provided to customers and regarding which Grantee was provided Confidential Information in the course of employment.  Conflicting Products or Services do not include a product or service of the Company if the Company is no longer in the business of providing such product or service to its customers at the relevant time of enforcement.

5.5  “Covered Customer” is a Company customer (natural person or entity) that Grantee had business-related contact or dealings with, or received Confidential Information about, in the two (2) year period preceding the end of Grantee’s employment with the Company.  References to the end of Grantee’s employment in this Attachment A refer to the end, whether by resignation or termination, and without regard for the reason employment ended.

5.6  Section references in this Attachment A are to sections of this Attachment A.

SECTION 6        Notices.  While employed by the Company, and for two (2) years thereafter, Grantee shall:  (a) give the Company written notice at least thirty (30) days prior to going to work for any person or entity engaged in Competing Activities; (b) provide the Company with sufficient information about his new position to enable the Company to determine if Grantee’s services in the new position would likely lead to a violation of this Attachment A; and (c) within thirty (30) days of any request made by the Company to do so, participate in a mediation or in-person conference to discuss and/or resolve any issues raised by Grantee’s new position.  Grantee shall be responsible for all consequential damages caused by failure to give the Company notice as provided in this SECTION 6.

SECTION 7        Remedies.  If Grantee breaches or threatens to breach this Attachment A, the Company may recover:  (a) an order of specific performance or declaratory relief; (b) injunctive relief by temporary restraining order, temporary injunction, and/or permanent injunction; (c) damages; (d) attorney's fees and costs incurred in obtaining relief; and (e) any other legal or equitable relief or remedy allowed by law.  One Thousand Dollars ($1,000.00) is the agreed amount for the bond to be posted if an injunction is sought by the Company to enforce the restrictions in this Attachment A on Grantee.

SECTION 8   Return of Consideration.  Grantee specifically recognizes and agrees that the covenants set forth in this Attachment A are material and important terms of this Agreement, and Grantee further agrees that should all or any part or application of SECTION 4.2 be held or found invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between Grantee and the Company (despite, and after application of, any applicable rights to reformation that could add or renew enforceability), the Company shall be entitled to receive from Grantee the cash equivalent of the Market Value of all shares of Common Stock paid to Grantee pursuant to the terms of this Agreement, which Market Value shall be determined as of the date of payment to Grantee pursuant to Section 4(a) of this Agreement. The return of consideration provided for in this SECTION 8 is in addition to the remedies for breach provided for in SECTION 7.